Exhibit 12.1
                       Computation of Ratio of Earnings to Fixed Charges


                             1997          1996     1995      1994      1993     1992
Earnings before taxes      $104,900      $102,700 $123,500  $104,100  $101,400 $120,200

Add(Deduct)
  Fixed Charges              38,200        33,500   31,500    23,200    18,700   19,900

  Undistributed earnings
  of less than 50% owned
  companies carried at
  equity                       (500)         (700)    (800)    (400)    (200)      (500)

  Interest capitalized            0             0        0      (200)       0      (300)

Earnings available for fixed
 charges                   $142,600      $135,500 $154,200  $126,700  $119,900 $139,300

Fixed charges:
  Interest, including
   amounts capitalized       32,900        26,400   24,200    16,500    12,500   13,700

  Proportion of rent
   expense deemed to
   represent interest
   factor                     5,300         7,100    7,300     6,700     6,200    6,200

Fixed Charges              $ 38,200      $ 33,500 $ 31,500  $ 23,200  $ 18,700 $ 19,900

Ratio of earnings to fixed
 charges                       3.73          4.04     4.89      5.46      6.41     7.00

                                           IV-23